Exhibit 3.3

DRAFT

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FIREFLY AUTOMATIX, INC.

(Pursuant to Sections 242 and 245 of the General Corporate Law of the State of Delaware)

FireFly Automatix, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1. That the Corporation was originally incorporated pursuant to the DGCL on November 13, 2015.

2. That the Corporation’s original Certificate of Incorporation was amended and restated pursuant to the Corporation’s Amended and Restated Certificate of Incorporation (the “First A&R Certificate of Incorporation”) filed with the Secretary of State of the State of Delaware on September 6, 2024.

3. That this Second Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), which restates and amends the provisions of the First A&R Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the DGCL and by the consent of the stockholders in accordance with Section 228 of the DGCL.

4. That the First A&R Certificate of Incorporation be amended, integrated, and restated in its entirety to read as follows:

ARTICLE I
NAME OF THE CORPORATION

The name of the corporation is FireFly Automatix, Inc. (the “Corporation”).

ARTICLE II
REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is Registered Agent Solutions, Inc., 838 Walker Road Suite 21-2, Dover, DE 19904, County of Kent. The name of the registered agent of the Corporation at such address is Registered Agent Solutions, Inc.

ARTICLE III
BUSINESS PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV
CAPITAL STOCK

Section 4.01 Authorized Classes of Stock. The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is 155,000,000, of which 150,000,000 shares shall be shares of common stock having a par value of $0.001 per share (“Common Stock”) and 5,000,000 shares shall be shares of preferred stock having a par value of $0.001 per share (“Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

Section 4.02 Common Stock.

(a) Voting. Except as otherwise required by law, as provided in this Certificate of Incorporation, and as otherwise provided in the certificate of designation of any series of Preferred Stock, if any, adopted by the board of directors of the Corporation (the “Board of Directors”) fixing the relative powers, preferences, and rights and the qualifications, limitations, or restrictions of the Preferred Stock, the entire voting power of the shares of the Corporation for the election of directors and for all other purposes shall be vested exclusively in the Common Stock. Upon all matters to be voted on by the holders of the Common Stock, each holder of shares of Common Stock shall be entitled to one vote for each share it holds. The holders of shares of Common Stock shall not have cumulative voting rights.

(b) Dividends. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, each share of Common Stock shall be entitled to receive and share equally in all dividends and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(c) Liquidation. Upon the dissolution, liquidation, or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution to its stockholders in proportion to the number of shares held by them.

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Section 4.03 Preferred Stock. The Board of Directors is hereby expressly authorized to provide from time to time, by resolution or resolutions, for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate of designation relating thereto with the Secretary of State of the State of Delaware pursuant to the DGCL, setting forth the designation of such series and the number of shares to be included in such series and fixing the terms of such series, the voting powers (special, full, limited, or no voting powers), preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions thereof, of the shares of each such series, including, without limitation, dividend rights, conversion rights, redemption privileges, and liquidation preferences, as shall be stated and expressed in the resolution or resolutions and related certificate of designation providing for the issuance of such series adopted by the Board of Directors, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, and subject to the rights of the holders of any series of Preferred Stock then outstanding, the resolution or resolutions and related certificate of designation providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with, or be junior to the Preferred Stock of any other series to the extent permitted by law and this Certificate of Incorporation. The terms, voting powers, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions thereof, of each series of Preferred Stock may be different from those of any and all other series at any time outstanding. Unless otherwise provided in the certificate of designation establishing a series of Preferred Stock, the Board of Directors may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series of Preferred Stock and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series of Preferred Stock.

ARTICLE V
BOARD OF DIRECTORS

Section 5.01 General Powers. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.02 Number; Classification. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation which shall constitute the entire Board of Directors shall be the number of directors as fixed from time to time solely by resolution of the Board of Directors. The directors of the Corporation shall be divided into three classes, designated as Class I, Class II and Class III, as determined by the Board. At the first annual meeting of stockholders following the time at which the classification of the Board becomes effective (the “Classification Time”), the initial term of office of the Class I directors shall expire. At the second annual meeting of stockholders following the Classification Time, the initial term of office of the Class II directors shall expire. At the third annual meeting of stockholders following the Classification Time, the initial term of office of the Class III directors shall expire. Subject to any special rights of the holders of one or more series of Preferred Stock to elect directors, at each annual meeting of stockholders following the Classification Time, directors elected to succeed the directors who terms expire at such annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders following their election. No decrease in the number of directors shall shorten the term of any incumbent director. Any such director shall hold office until the annual meeting of stockholders at which his or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office. The Board is authorized to assign members of the Board already in office as of the Classification Time to their respective class.

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Section 5.03 Newly Created Directorships and Vacancies. Except as otherwise required by law and subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, shall be filled solely by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy or newly created directorship shall hold office for a term that shall coincide with the remaining term of the class to which such director shall have been appointed and until such director’s successor shall have been elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Section 5.04 Removal of Directors. Subject to any special rights of the holders of one or more outstanding series of Preferred Stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote at an election of directors.

Section 5.05 Written Ballot. Unless and except to the extent that the bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI
LIMITATION OF LIABILITY; INDEMNIFICATION

Section 6.01 Limitation of Liability. No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. If the DGCL is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment. No amendment to, modification of, or repeal of this Section 6.01 shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment.

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Section 6.02 Indemnification. The corporation shall have the power to provide rights to indemnification and advancement of expenses, to the fullest extent permitted by law as it now exists or may hereafter be amended, to any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that the person is or was a director, officer, employee, or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer, employee, or agent at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Section 6.02, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 6.02, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to such repeal or modification.

ARTICLE VII
STOCKHOLDER ACTION

Section 7.01 Stockholder Consent Prohibition. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent by such stockholders.

Section 7.02 Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, a special meeting of the stockholders of the Corporation may be called at any time only by the Chairman of the Board of Directors, the Chief Executive Officer (or if there is no Chief Executive Officer, the President) or the Board of Directors of the Corporation pursuant to a resolution adopted by a majority of the total number of directors then in office. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

ARTICLE VIII
BYLAWS

Section 8.01 Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the Bylaws without any action on the part of the stockholders.

Section 8.02 Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the Bylaws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that if the Board of Directors approves and recommends that stockholders approve such amendment or repeal, such amendment or repeal shall only require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

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ARTICLE IX
CHOICE OF FORUM

Section 9.01 General. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation; (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation; or (d) any action asserting a claim governed by the internal affairs doctrine; in each case, subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. If any action the subject matter of which is within the scope of this Section 10.01 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Section 10.01 (an “Enforcement Action”), and (y) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 10.01.

Section 9.02 Securities Act. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 10.02.

Section 9.03 Severability. If any provision or provisions of this ARTICLE X shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this ARTICLE X (including, without limitation, each portion of any paragraph of this ARTICLE X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE X
AMENDMENTS

The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation; provided however, that notwithstanding any other provision of this Certificate of Incorporation or applicable law that might permit a lesser vote or no vote and in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal, or adopt any provisions inconsistent with Section 4.02(a) of ARTICLE IV, ARTICLE V, ARTICLE VI, ARTICLE VII, ARTICLE VIII, ARTICLE IX, or this ARTICLE X of this Certificate of Incorporation (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article); provided, however, that if the Board of Directors approves and recommends that stockholders approve such amendment, alteration, repeal, or adoption of inconsistent provisions, such amendment, alteration, repeal, or adoption of inconsistent provisions shall only require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote on such amendment, alteration, repeal, or adoption of inconsistent provisions, voting together as a single class.

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ARTICLE XI
MISCELLANEOUS

If any provision or provisions of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, any certificate of designation relating to any series of Preferred Stock and each portion of any paragraph of this Certificate of Incorporation or certificate of designation containing any such provision or provisions held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

When the terms of this Certificate of Incorporation refer to a specific agreement or other document or a decision by any body or Person that determines the meaning or operation of a provision hereof, the secretary of the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the Corporation and a copy thereof will be provided free of charge to any stockholder who makes a request therefor. Unless expressly provided herein or the context otherwise requires, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein).

[Signature page follows]

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IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on        , 2025.

Andrew Limpert